EXHIBIT 99.2

NEWS RELEASE

Enbridge Appoints New Directors to its Board

CALGARY, Alberta, February 15, 2019 – Enbridge Inc. (TSX:ENB) (NYSE:ENB) is pleased to announce that its Board of Directors has appointed Teresa S. Madden and Susan M. Cunningham as Directors of Enbridge.

Ms. Madden has more than 30 years of power and utility industry experience, most recently as the former Executive Vice President and Chief Financial Officer of Xcel Energy, Inc., an electric and natural gas utility.  She brings extensive industry, business and financial experience to the Board. Ms. Madden is currently a director of Peabody Energy Corporation.

Ms. Cunningham has more than 35 years of oil and gas industry experience in various executive leadership positions, most recently as former Executive Vice President of Noble Energy, Inc., an independent oil and natural gas exploration and production company.  She brings extensive industry, technical and business experience to the Board. Ms. Cunningham is currently a director of Oil Search Ltd.

Ms. Madden and Ms. Cunningham are strong additions to the Enbridge Board.

About Enbridge Inc.
Enbridge Inc. is North America's premier energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation. The Company safely delivers in excess of 3 million barrels of crude oil each day through its Mainline and Express Pipeline; accounts for approximately 62% of U.S.-bound Canadian crude oil exports; and moves approximately 18% of all natural gas consumed in the U.S., serving key supply basins and demand markets. The Company's regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec, and New Brunswick. Enbridge also has interests in more than 1,700 MW of net renewable generating capacity in North America and Europe. The Company’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB.

Life takes energy and Enbridge exists to fuel people's quality of life. For more information, visit www.enbridge.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Jonathan Gould
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com